September 12, 2008

BNY Hamilton Funds, Inc.,

on behalf of BNY Hamilton 100% U.S. Treasury Securities Money Fund

3435 Stelzer Road

Columbus, Ohio 43219

Dreyfus Institutional Reserves Funds,

on behalf of Dreyfus Institutional Reserves Treasury Prime Fund

200 Park Avenue

New York, New York 10166

Re:	Agreement and Plan of Reorganization

Ladies and Gentlemen:

You have requested our opinion as to certain Federal income tax consequences of the reorganization contemplated by the Agreement and Plan of Reorganization between BNY Hamilton Funds, Inc. (the "Company"), a Maryland corporation, on behalf of BNY Hamilton 100% U.S. Treasury Securities Money Fund (the "Fund"), and Dreyfus Institutional Reserves Funds (the "Trust"), a Massachusetts business trust, on behalf of Dreyfus Institutional Reserves Treasury Prime Fund (the "Acquiring Fund"). A copy of the form of Agreement and Plan of Reorganization is included as Exhibit B to the Trust's Registration Statement on Form N-14 (Registration No. 333-149911) (the "Registration Statement"). You have advised us that the Fund has qualified or will qualify as a "regulated investment company" within the meaning of Subchapter M of the United States Internal Revenue Code of 1986, as amended (the "Code"), for each of its fiscal years of operation ending on or before or including the Closing Date.

In rendering this opinion, we have examined the Agreement and Plan of Reorganization, the Registration Statement, and such other documents as we have deemed necessary or relevant for the purpose of this opinion. In issuing our opinion, we have relied upon, with your permission, statements and representations of the Trust, on behalf of the Acquiring Fund, and of the Company, on behalf of the Fund, made in the Registration Statement and to us for our use in rendering this opinion, including letters from the Company and the Trust, dated as of the date hereof, representing as to certain facts, occurrences and information. As to various questions of fact material to this opinion, where relevant facts were not independently established by us, we have relied upon statements of, and written information provided by, representatives of the Trust, on behalf of the Acquiring Fund, and of the Company, on behalf of the Fund. We also have examined such matters of law as we have deemed necessary or appropriate for the purpose of this opinion. We note that our opinion is based on our examination of such law, our review of the documents described above, the statements and representations referred to above and in the Registration Statement and the Agreement and Plan of Reorganization, the provisions of the Code, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinion.

Capitalized terms not defined herein have the respective meanings given such terms in the Agreement and Plan of Reorganization.

Based on the foregoing, it is our opinion that for Federal income tax purposes:

a)         the transfer of all of the Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Fund's stated liabilities, followed by the distribution by the Fund of the Acquiring Fund Shares to the Fund Shareholders in complete liquidation of the Fund, will qualify as a "reorganization" as defined in Section 368(a)(1) of the Code, and each of the Fund and the Acquiring Fund will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

b)        no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets of the Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the stated liabilities of the Fund pursuant to the Reorganization;

c)         no gain or loss will be recognized by the Fund upon the transfer of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the stated liabilities of the Fund or upon the distribution (whether actual or constructive) of Acquiring Fund Shares to Fund Shareholders in exchange for their shares of the Fund in liquidation of the Fund pursuant to the Reorganization;

d)        no gain or loss will be recognized by Fund Shareholders upon the exchange of their Fund shares for Acquiring Fund Shares pursuant to the Reorganization;

e)         the aggregate tax basis for the Acquiring Fund Shares received by each Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Fund shares held by such Fund Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Fund Shareholder pursuant to the Reorganization will include the period during which the Fund shares exchanged therefor were held by such Fund Shareholder (provided the Fund shares were held as capital assets on the date of the Reorganization); and

f)         the tax basis of each Asset acquired by the Acquiring Fund pursuant to the Reorganization will be the same as the tax basis of that Asset to the Fund immediately prior to the Reorganization, and the holding period of each Asset in the hands of the Acquiring Fund will include the period during which such Asset was held by the Fund.

No opinion is expressed as to the effect of the Reorganization on (i) the Fund or the Acquiring Fund with respect to any Asset as to which any unrealized gain or loss is required to be recognized for Federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting, and (ii) any shareholder of the Fund that is required to recognize unrealized gains and losses for Federal income tax purposes under a mark-to-market system of accounting.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Prospectus/Proxy Statement included in the Registration Statement, and to the filing of this opinion as an exhibit to any application made by or on behalf of the Acquiring Fund or any distributor or dealer in connection with the qualification of the Acquiring Fund Shares under the securities laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP